EX.99.(n)

Plan Pursuant to Rule 18f-3

Each of the First Investors funds listed on Schedule A, as amended from time-to-time (each a "Fund" and, collectively, the "Funds"), hereby adopt this Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), to address the differing requirements and preferences of potential investors.

A.  CLASSES OFFERED.  The Funds offer the following classes of shares:

1.          Class A.  Class A shares of each Fund, other than First Investors Government Cash Management Fund, are sold with an initial sales charge, which is reduced for certain purchases.  Under certain circumstances Class A shares of the Funds are sold at net asset value, without an initial sales charge, subject to a contingent deferred sales charge ("CDSC") of 1.00% for 24 months.  Pursuant to a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act ("12b-1 Plan"), Class A shares of each Fund, other than the First Investors Covered Call Strategy Fund, First Investors Hedged U.S. Equity Opportunities Fund and First Investors Long Short Fund, are subject to a 12b-1 fee in an amount up to an annual rate of 0.30% of each Fund's average daily net assets attributable to Class A shares, of which no more than 0.25% may be paid as a service fee and the balance thereof paid as an asset-based sales charge.  Class A Shares of the First Investors Covered Call Strategy Fund, First Investors Hedged U.S. Equity Opportunities Fund and First Investors Long Short Fund are subject to a 12b-1 fee in an amount up to an annual rate of 0.25% of each Fund’s average daily net assets attributable to Class A shares.  These 12b-1 fees are paid to Foresters Financial Services, Inc. ("FFS") as compensation for distribution-related expenses or shareholder services.

2.          Class B.  Class B shares are sold without an initial sales charge, but are generally subject to a CDSC which declines in steps from 4% to 0% during a six-year period.  At the time of redemption, the CDSC will be imposed on the lower of net asset value or the purchase price.  The CDSC is waived for certain purchases.  Class B shares automatically convert into Class A shares after eight years on the basis of their relative net asset values.  Pursuant to a 12b-1 Plan, Class B shares pay a 12b-1 fee in an amount up to an annual rate of 1.00% of each Fund's average daily net assets attributable to Class B shares, of which no more than 0.25% may be paid as a service fee and the balance thereof up to 0.75% paid as an asset-based sales charge.  These 12b-1 fees are paid to FFS as compensation for distribution-related expenses or shareholder services.

3.          Advisor Class.  Advisor Class shares are sold at net asset value without an initial sales charge or CDSC.  Advisor Class shareholders incur no fees pursuant to a 12b-1 Plan.

4.          Institutional Class.  Institutional Class shares are sold at net asset value without an initial sales charge or CDSC.  Institutional Class shareholders incur no fees pursuant to a 12b-1 Plan.

5.          Class T.  Class T shares are sold with an initial sales charge. They are not subject to a CDSC.  Pursuant to a 12b-1 Plan, Class T shares of each Fund which offers Class T shares are subject to a 12b-1 fee in an amount up to an annual rate of 0.25% of each Fund's average daily net assets attributable to Class T shares.  These 12b-1 fees are paid to FFS as compensation for distribution-related expenses or shareholder services.

B.      EXPENSES.  The expenses of the Funds that cannot be attributed to any one Fund generally are allocated to each Fund based on the relative net assets of the Funds.  Certain expenses that may be attributable to a particular Fund, but not a particular Class, are allocated based on the relative daily net assets of each Class.  Finally, certain expenses may be attributable to a particular Class of shares of a Fund ("Class Expenses").  Class Expenses are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class.

Examples of Class Expenses may include, but are not limited to, (1) 12b-1 fees, (2) transfer agent fees identified as being attributable to a specific Class, (3) stationery, printing, postage, and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxy statements to current shareholders of a Class, (4) Blue Sky registration fees incurred by a Class, (5) Securities and Exchange Commission registration fees incurred by a Class, (6) expenses of administrative and personnel services as required to support the shareholders of a Class; (7) trustees’ fees or expenses incurred as a result of issues relating to one Class, (8) accounting expenses relating solely to one Class, (9) auditors' fees, litigation expenses, and legal fees and expenses relating to a Class, and (10) expenses incurred in connection with shareholders meetings as a result of issues relating to one Class.

C.   CLASS DIFFERENCES.  Other than the differences above, and certain shareholder purchase privileges available to Class A shareholders (as discussed in the prospectus for each Fund), there are no material differences in the services offered to each Class.  This Rule 18f-3 Plan is qualified and subject to the terms of the then current prospectus for the applicable Fund; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the Classes set forth in this Plan.  The prospectus for each Fund contains additional information about the Classes.

D.   EXCHANGE FEATURE.  Exchanges are not permitted between the

Classes, except that load-waived Class A shares held in a wrap fee account may be exchanged for Advisor Class shares at the discretion of the Funds.  However, each Class other than Class T offers exchange privileges within that Class.  These exchange privileges may be modified or terminated by a Fund.

Adopted: January 27, 2006, as amended December 13, 2012, November 17, 2016 and January 20, 2017.

PLAN PURSUANT TO RULE 18f-3

SCHEDULE A

CURRENT LIST OF FUNDS

First Investors Equity Funds
First Investors Covered Call Strategy Fund
First Investors Equity Income Fund
First Investors Global Fund
First Investors Growth & Income Fund
First Investors Hedged U.S. Equity Opportunities Fund
First Investors International Fund
First Investors Long Short Fund
First Investors Opportunity Fund
First Investors Real Estate Fund
First Investors Select Growth Fund
First Investors Special Situations Fund
First Investors Total Return Fund

First Investors Income Funds
First Investors Balanced Income Fund
First Investors Government Cash Management Fund
First Investors Floating Rate Fund
First Investors Fund For Income
First Investors Government Fund
First Investors International Opportunities Bond Fund
First Investors Investment Grade Fund
First Investors Limited Duration High Quality Bond Fund
First Investors Strategic Income Fund

First Investors Tax Exempt Funds
First Investors Tax Exempt Income Fund
First Investors Tax Exempt Opportunities Fund
First Investors California Tax Exempt Fund
First Investors Connecticut Tax Exempt Fund
First Investors Massachusetts Tax Exempt Fund
First Investors Michigan Tax Exempt Fund
First Investors Minnesota Tax Exempt Fund
First Investors New Jersey Tax Exempt Fund
First Investors New York Tax Exempt Fund
First Investors North Carolina Tax Exempt Fund
First Investors Ohio Tax Exempt Fund
First Investors Oregon Tax Exempt Fund
First Investors Pennsylvania Tax Exempt Fund
First Investors Virginia Tax Exempt Fund

Schedule updated as of December 1, 2016